Exhibit 99.1

LIBERTY GLOBAL TO SELL SLOVAKIA OPERATIONS TO O2 SLOVAKIA

Denver, Colorado – December 17, 2025

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) has reached an agreement to sell UPC Slovakia to O2 Slovakia, an affiliate of e&PPF Telecom, for a total transaction value of approximately €95 million ($110 million).

The sale price represents a multiple of approximately 7x UPC Slovakia’s estimated 2025 Adjusted EBITDA*, or approximately 15x UPC Slovakia’s estimated 2025 Adjusted EBITDA less P&E Additions*. Closing of the transaction remains subject to regulatory approval and customary closing conditions.

UPC Slovakia is one of the largest providers of TV, broadband and telephony services in the Slovak Republic, serving more than 600,000 households in 80 cities with internet speeds of up to 2.5 Gbps.

ABOUT LIBERTY GLOBAL

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of three complementary platforms: Liberty Telecom, Liberty Growth, and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video, and mobile communications, providing more than 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of approximately $21.6 billion, including $18 billion from non-consolidated joint ventures and $3.6 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports, and infrastructure sectors, with a portfolio of roughly 70 companies valued at $3.4 billion.**

Liberty Services delivers innovative technology, operational, and financial services to both Liberty affiliated companies and third parties, generating approximately $600 million in annual revenue.***

Together, these platforms position Liberty Global as a leading international converged connectivity and investment company focused on creating sustainable, long-term value for shareholders.

* Please refer to the definitions included in our most recent earnings release, which can be found on our investor relations page. Quantitative reconciliations to net earnings/loss for UPC Slovakia Adjusted EBITDA and Adjusted EBITDA less P&E Additions cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges, including the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period.
** As independently valued as of September 30, 2025.
*** Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated joint ventures.

For more information, please visit www.libertyglobal.com or contact

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	mediarelations@libertyglobal.com